Exhibit 99.1

Avistar Communications Corp.
555 Twin Dolphin Drive, 3rd Floor
Redwood Shores, CA 94065
Tel 650.610.2900
Fax 650.610.2901
Video 650.623.1912

For Immediate Release

Contact: John Carlson
650.610.2900
Jcarlson@Avistar.com

AVISTAR COMMUNICATIONS CORPORATION ANNOUNCES APPOINTMENT OF KPMG LLP
AS INDEPENDENT ACCOUNTANTS

         REDWOOD SHORES, Calif. – May 8, 2002 – Avistar Communications Corporation (NASDAQ: AVSR), the enterprise video company, today announced that its Board of Directors has appointed KPMG LLP as the company’s independent accountants for its fiscal year 2002. Prior to the selection of KPMG LLP, Arthur Andersen LLP had served as Avistar’s independent accountants. The action was taken in light of the recent developments in the investigation into and the indictment against Arthur Andersen LLP. “We look forward to working with KPMG in the firm’s new role as our independent accountants,” said Robert Habig, Avistar chief financial officer. “We value greatly the professional services provided by Arthur Andersen over the years, and appreciate the excellent work provided by their Avistar audit team,” said Habig.

         About Avistar Communications Corporation

         Avistar develops, markets and supports a comprehensive suite of networked video communication services for the enterprise. From the desktop, Avistar delivers TV-quality interactive video calling, content creation and publishing, broadcast origination and distribution, video-on-demand, and integrated data sharing. The Avistar video and data collaboration applications are all managed by the AvistarVOS video operating system.

         Founded in 1993, Avistar Communications Corporation (NASDAQ: AVSR) is headquartered in Redwood Shores, California, with sales offices in New York and London. Collaboration Properties, Inc., a wholly owned subsidiary of Avistar Communications Corporation, holds a broad portfolio of patents covering the AvistarVOS platform as well as multiple software and hardware video collaboration products. For more information on Avistar, visit www.avistar.com.

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         Copyright (c) 2002 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.